Exhibit 8.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600	Facsimile: +1 713 836 3601
www.kirkland.com

March 31, 2022

Noble Corporation

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

Ladies and Gentlemen:

We are U.S. tax counsel to Noble Corporation, an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Noble”), in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented as of March 31, 2022, and together with the Proxy Statement/Prospectus filed therewith, the “Registration Statement”) (Registration No. 333-261780) originally filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), by Noble Finco Limited, a private limited company formed under the laws of England and Wales (“Topco”).

The Registration Statement is being filed in connection with the transactions (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of November 10, 2021 (the “Business Combination Agreement”) made and entered into by and among (i) Topco, (ii) Noble, (iii) Noble Newco Sub Limited, a Cayman Islands exempted company and direct wholly owned subsidiary of Topco (“Merger Sub”), and (iv) The Drilling Company of 1972 A/S, a Danish public limited liability company. Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

You have requested our opinion as to certain U.S. federal income tax considerations. In providing this opinion, we have assumed (without any independent investigation or review) that:

(a)     All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Merger;

(b)     All factual representations, warranties and statements made or agreed to by the parties to the Business Combination Agreement and the other agreements referred to in any of the foregoing or otherwise relating to the Business Combination (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), and in the representation letter provided to us by Noble, Topco and Merger Sub, are true, correct and complete at all times up to Closing, in each case, without regard to any qualification as to knowledge, belief, or otherwise;

(c)     The description of the Business Combination in the Registration Statement is accurate, the Business Combination will be consummated in accordance with such description and with the Business Combination Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the Business Combination Agreement and the other Agreements; and

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(d)    The Documents represent the entire understanding of the parties with respect to the Business Combination, there are no other written or oral agreements regarding the Business Combination other than the Agreements, and none of the material terms and conditions thereof has been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Treasury Department, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Merger in connection with the Business Combination, or any matter other than those specifically covered by this opinion.

The U.S. federal income tax consequences of the Merger are complex and are subject to varying interpretations. The conclusions reached in our opinion are based on our best judgment regarding the application of the relevant legal authorities. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there is no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached; indeed, a court may reach a contrary conclusion on one or more issues.

Based upon and subject to the foregoing and the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders,” we are of the opinion that, under current U.S. federal income tax law, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP